Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: April 24, 2013

HERITAGE FINANCIAL ANNOUNCES FIRST

QUARTER RESULTS AND DECLARES CASH

DIVIDEND

•

Diluted earnings per common share were $0.19 for the quarter ended March 31, 2013 compared to $0.20 for the linked-quarter ended December 31, 2012 and $0.27 for the prior year quarter ended March 31, 2012

•	Originated loans receivable increased $12.6 million, or 1.4%, to $887.1 million during the quarter ended March 31, 2013

•	Heritage announced a definitive agreement to acquire Valley Community Bancshares, Inc. and Valley Bank (the “Valley Acquisition”)

•	Heritage announced plans to merge its two subsidiaries, with Central Valley Bank merging with and into Heritage Bank

•

Acquisition of Northwest Commercial Bank was completed on January 9, 2013, which generated a $399,000 bargain purchase gain as a result of the fair value adjustments of the assets acquired and liabilities assumed as of the acquisition date.

Olympia, WA—HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported that the Company had net income of $2.9 million for the quarter ended March 31, 2013 compared to net income of $4.2 million for the quarter ended March 31, 2012 and $3.0 million for the linked-quarter ended December 31, 2012. Net income for the quarter ended March 31, 2013 was $0.19 per diluted common share compared to $0.27 per diluted common share for the quarter ended March 31, 2012 and $0.20 per diluted common share for the linked-quarter ended December 31, 2012.

Mr. Vance commented, “This has been a busy quarter that included the completion of our acquisition of the Lakewood, Washington based Northwest Commercial Bank, the consolidation of one of the Northwest Commercial Bank’s branches into Heritage Bank’s existing Lakewood branch and the signing of a definitive agreement to acquire Valley Community Bancshares based in Puyallup, Washington. The legal and acquisition costs associated with these transactions largely contributed to the decline in our first quarter earnings.

Mr. Vance added, “We once again are showing organic growth in originated loans primarily in the commercial sector and our underlying margin continues to be strong especially relative to our peers. I continue to believe maintaining margin is going to be a major issue for all banks until we see sufficient improvement in the economy for the Federal Reserve Bank to end its near zero interest rate policy.”

Acquisition of Northwest Commercial Bank

On January 9, 2013, the Company acquired Northwest Commercial Bank (“NCB”) and merged it into Heritage Bank (“NCB Acquisition”). The Company paid cash consideration of $3.0 million to NCB shareholders.

Additionally, NCB shareholders have the ability to potentially receive additional consideration based on an earn-out structure from the sale of an other real estate owned asset. The estimated additional consideration as of January 9, 2013 was $533,000, which has been recorded as a contingent liability.

The Company acquired (at fair value) approximately $51.5 million in loans, $3.7 million of cash and cash equivalents, $2.8 million in investment securities, $2.9 million in deferred tax assets, $2.3 million in other real estate owned and $1.9 million in other assets. The Company also assumed liabilities with a fair value of approximately $60.4 million in deposits and $1.2 million of other liabilities. NCB was a full service commercial bank with branches in Lakewood and Auburn, Washington. In March 2013, the Company consolidated the operations of the former NCB Lakewood branch with the Lakewood branch of Heritage Bank.

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the January 9, 2013 acquisition date. The application of the acquisition method of accounting resulted in the recognition of a pre-tax bargain purchase gain on bank acquisition of $399,000 and a core deposit intangible of $156,000. The bargain purchase gain on bank acquisition represents the excess of the estimated fair value of the net assets acquired and the liabilities assumed over the purchase price.

Jeffrey J. Deuel, President and Chief Operating Officer of Heritage Bank commented, “Looking to the future I am confident the recently closed acquisition of Northwest Commercial Bank, the announced consolidation of our Central Valley Bank franchise into Heritage Bank, along with the announced Valley Acquisition, will benefit our shareholders through a larger combined single entity making Heritage a stronger and more efficient organization.”

Balance Sheet

The Company’s total assets increased to $1.45 billion at March 31, 2013 from $1.35 billion at December 31, 2012. The increase from the prior period was primarily due to the NCB Acquisition with total assets (at fair value) of $65.0 million.

Total originated loans (not including loans held for sale) increased $12.6 million to $887.1 million at March 31, 2013 from $874.5 million at December 31, 2012 and increased $49.8 million from $837.3 million at March 31, 2012. The increases were due primarily to increases in commercial business loans.

Total deposits increased $107.1 million to $1.23 billion at March 31, 2013 from $1.12 billion at December 31, 2012. The increase was due substantially to the NCB Acquisition which included $60.4 million in deposits at the January 9, 2013 acquisition date. In addition, approximately $26.8 million in money market deposits was added during the quarter due to one customer. These funds are expected to be withdrawn by the end of 2013.

Total non-maturity deposits increased $96.2 million to $925.2 million at March 31, 2013 from $829.0 million at December 31, 2012 and certificates of deposit increased $11.1 million to $300.0 million at March 31, 2013 from $288.9 million at December 31, 2012. Non-maturity deposits to total deposits increased to 75.5% at March 31, 2013 from 74.2% at December 31, 2012. In addition, noninterest demand deposits to total deposits increased to 22.3% at March 31, 2013 from 22.1% at December 31, 2012.

Total equity increased $1.6 million to $200.5 million at March 31, 2013 from $198.9 million at December 31, 2012. The increase was primarily due to $2.9 million of net income partially offset by $1.2 million in cash dividends for the three months ended March 31, 2013. The Company and its subsidiary banks continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at March 31, 2013 of 13.3%, 17.8% and 19.1%, respectively, as compared to 13.6%, 18.7%, and 19.9%, at December 31, 2012, respectively.

Credit Quality

The allowance for loan losses on originated loans decreased $1.2 million to $17.9 million at March 31, 2013 from $19.1 million at December 31, 2012 as a result of $1.7 million of net charge-offs recognized during the quarter partially offset by $495,000 in provision for loan losses. Of the $1.7 million in net charge-offs during the quarter, $1.6 million was due to one borrower. Nonperforming originated loans to total originated loans increased to 1.34% at March 31, 2013 from 1.28% at December 31, 2012. Nonaccrual originated loans increased $1.1 million to $13.6 million ($11.9 million net of government agency guarantees) at March 31, 2013 from $12.5 million ($11.3 million net of government agency guarantees) at December 31, 2012. The increase in nonaccrual loans was due to $2.3 million of additions to nonaccrual originated loans partially offset by $994,000 of net principal reductions. Of the $2.3 million of additions to nonaccrual originated loans, approximately $2.1 million were previously reported as potential problem loans.

The allowance for loan losses to nonperforming originated loans was 151.00% at March 31, 2013 compared to 170.44% at December 31, 2012. Potential problem originated loans were $25.1 million at March 31, 2013, a decrease of $3.2 million from $28.3 million at December 31, 2012. Restructured originated performing loans were $16.6 million at March 31, 2013 compared to $15.0 million at December 31, 2012. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred losses based on an evaluation of known and inherent risks in the loan portfolio at March 31, 2013.

Nonperforming originated assets were $18.5 million ($16.8 million net of government agency guarantees), or 1.33% of total originated assets, at March 31, 2013, compared to $17.9 million ($16.6 million net of government agency guarantees), or 1.39% of total originated assets, at December 31, 2012. Other real estate owned decreased $403,000 to $5.3 million at March 31, 2013 (of which $367,000 was covered by Federal Deposit Insurance Corporation (“FDIC”) loss-sharing agreements) from $5.7 million at December 31, 2012 (of which $260,000 was covered by FDIC loss sharing agreements). The decrease was due to disposition of other real estate owned partially offset by additions from the NCB Acquisition. During the quarter ended March 31, 2013, there was an addition of 10 properties totaling $2.3 million acquired in the NCB Acquisition. Three of these properties were sold during the quarter ended March 31, 2013 with aggregate carrying values totaling $999,000. In addition, the balance decreased due to the disposition of 11 other properties with an aggregate carrying value of totaling $1.8 million. Other than the assets acquired from the NCB Acquisition, there were no additions to other real estate owned during the quarter ended March 31, 2013. During the quarter ended March 31, 2013, the Company recognized a net gain of $172,000 on the disposition of other real estate owned and a valuation adjustment of $107,000 for the quarter ended March 31, 2013.

Mr. Vance added, “The quarter did produce an unexpected loan charge off due to one credit relationship that was unrelated to the economy or any systemic problem with a specific industry. With the exception of this one credit relationship, we continued to see improvements in our nonperforming asset levels.

Operating Results

Net interest income decreased $156,000, or 0.9%, to $16.5 million for the quarter ended March 31, 2013 compared to $16.7 million for the same period in 2012. The decrease in net interest income is primarily due to the decline in net interest margin.

Heritage’s net interest margin for the quarter ended March 31, 2013 decreased 16 basis points to 5.19% from 5.35% for the same period in 2012 and increased 21 basis points from 4.98% in the linked-quarter ended December 31, 2012. The decline in net interest margin from the same period in 2012 is due primarily to lower contractual loan note rates. The increase in the net interest margin from the linked-quarter ended December 31, 2012 is primarily due to the impact of discount accretion on the newly acquired NCB loan portfolio.

The effect on the net interest margin of discount accretion on the acquired loan portfolios for the quarter ended March 31, 2013 was approximately 72 basis points compared to 49 basis points in the same quarter of the prior year and 48 basis points for the linked-quarter ended December 31, 2012. Interest reversals on nonaccrual originated loans impacting the net interest margin for the quarter ended March 31, 2013 were approximately six basis points compared to eight basis points for the same quarter in the prior year and six basis points for the linked-quarter ended December 31, 2012.

The provision for loan losses on originated loans was $495,000 for the quarter ended March 31, 2013 compared to no provision for the quarter ended March 31, 2012. The increase in the provision expense was substantially due to the default of one borrower on a loan for $1.6 million during the quarter ended March 31, 2013. The Company had net charge-offs on originated loans of $1.7 million for the quarter ended March 31, 2013 compared to net recoveries of $246,000 for the quarter ended March 31, 2012 and net charge-offs of $1.7 million for the linked-quarter ended December 31, 2012.

The provision for loan losses on purchased loans totaled $363,000 for the quarter ended March 31, 2013 compared to $(109,000) for the comparable period in the prior year and $419,000 for the linked-quarter ended December 31, 2012. The increase in the provision expense was substantially due to one borrower during the quarter ended March 31, 2013. As of the acquisition dates, purchased loans were recorded at their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. To the extent actual or projected cash flows are less than previously estimated, additional provisions for loan losses on the purchased loan portfolios will be recognized immediately into earnings. To the extent actual or projected cash flows are more than previously estimated, the increase in cash flows is recognized immediately as a recapture of provision for loan losses up to the amount of any provision previously recognized for that pool of loans, if any, then prospectively recognized in interest income as a yield adjustment.

Cash flows on pools of acquired loans are re-estimated on a quarterly basis. As reflected in the table below, incremental accretion income was $2.3 million for the quarter ended March 31, 2013 and $1.5 million for both quarters ended December 31, 2012 and March 31, 2012. During the quarter ended March 31, 2013, the Company recognized $1.0 million of incremental accretion relating specifically to the loans acquired from NCB.

For the quarter ended March 31, 2013, the Company recognized $(267,000) of change in the FDIC indemnification asset compared to $(346,000) and $(176,000) for the quarters ended December 31, 2012 and March 31, 2012, respectively.

The following table illustrates the significant accounting entries associated with the Company’s acquired loan portfolios:

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(in thousands)
Incremental accretion income over stated note rate(1)	$2,306	$1,522	$1,539
Change in FDIC indemnification asset	(267)	(346)	(176)
Provision for loan losses	(363)	(419)	109

Pre-tax earnings impact	$1,676	$757	$1,471

(1)	The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual stated interest rate in the individual loan notes. This income stems from the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Our first quarter 2013 net interest margin benefitted from discount accretion associated with the NCB Acquisition. This discount accretion is expected to decrease significantly over the next few quarters. Due to the continued low rate environment, we continue to experience declining margins on the originated portfolio.”

Noninterest income was $2.3 million for the quarter ended March 31, 2013 compared to $1.9 million for the same period in 2012 and $1.8 million for the linked-quarter ended December 31, 2012. The variances in noninterest income from prior periods are primarily due to the bargain purchase gain recognized on the NCB Acquisition.

Noninterest expense was $13.7 million for the quarter ended March 31, 2013 compared to $12.6 million for the quarter ended March 31, 2012 and $12.4 million for the linked-quarter ended December 31, 2012. The increase for the quarter ended March 31, 2013 compared to prior periods was primarily due to the NCB Acquisition and conversion costs (appearing as data processing and professional services expenses) as well as ongoing additional expenses relating to the NCB Acquisition. The total NCB Acquisition costs incurred during the quarter ended March 31, 2013 was approximately $665,000. In addition, the Company incurred expenses of approximately $148,000 during the quarter ended March 31, 2013 as a result of the proposed Valley Acquisition.

Income tax expense was $1.4 million for the quarter ended March 31, 2013 compared to $1.9 million for the comparable quarter in 2012 and $1.3 million for the linked-quarter ended December 31, 2012. The decrease in income tax expense from the prior year period was primarily due to the decrease in pre-tax income.

Mr. Vance concluded, “Just as the first quarter was filled with several strategic opportunity activities, we believe 2013 will reflect a positive transition for the Company. We believe the completion of the Valley Acquisition, the Central Valley Bank charter merger, and the planned conversion to a new core banking system, will all lead to significant efficiency gains for the Company. There will be some additional expense associated with the implementation of these strategies, but once completed we are optimistic about improved scale and efficiencies.”

Dividend

On April 24, 2013, the Company’s Board of Directors declared a quarterly cash dividend of $0.08 per common share payable on May 24, 2013 to shareholders of record on May 10, 2013.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on April 25, 2013 at 11:00 a.m. Pacific time. To access the call, please dial (877) 941-1706 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through May 9, 2013, by dialing (800) 475-6701 — access code 287972.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-eight full-service banking offices and its Online Banking Website www.HeritageBankNW.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Contact:

Brian L. Vance, President & Chief Executive Officer, (360) 943-1500

Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	March 31, 2013	December 31, 2012	March 31, 2012
Stockholders’ equity	$200,508	$198,938	$205,662
Less: goodwill and other intangible assets	14,139	14,098	14,418

Tangible common equity	$186,369	$184,840	$191,244

Total assets	$1,447,080	$1,345,540	$1,374,864
Less: goodwill and other intangible assets	14,139	14,098	14,418

Tangible assets	$1,432,941	$1,331,442	$1,360,446

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including the Cowlitz Bank, Pierce Commercial Bank and Northwest Commercial Bank transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; risks relating to acquiring assets or entering markets in which we have not previously operated and may not be familiar; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	March 31, 2013	December 31, 2012	March 31, 2012
Assets
Cash on hand and in banks	$34,129	$37,180	$28,900
Interest earning deposits	112,105	69,906	110,857

Cash and cash equivalents	146,234	107,086	139,757
Investment securities available for sale	147,148	144,293	143,186
Investment securities held to maturity	10,933	10,099	11,787
Loans held for sale	729	1,676	1,118
Originated loans receivable	887,111	874,485	837,346
Less: Allowance for loan losses	(17,912)	(19,125)	(22,563)

Originated loans receivable, net	869,199	855,360	814,783
Purchased covered loans receivable, net of allowance for loan losses of $4,710, $4,352 and $4,111	81,375	83,978	100,498
Purchased non-covered loans receivable, net of allowance for loan losses of $4,925, $5,117 and $4,121	104,916	59,006	75,606

Total loans receivable, net	1,055,490	998,344	990,887
FDIC indemnification asset	5,353	7,100	8,921
Other real estate owned ($367, $260 and $705 covered by FDIC loss share, respectively)	5,263	5,666	8,349
Premises and equipment, net	25,962	24,755	22,968
Federal Home Loan Bank (“FHLB”) stock, at cost	5,533	5,495	5,594
Accrued interest receivable	4,721	4,821	4,776
Prepaid expenses and other assets	25,575	22,107	23,103
Goodwill and other intangible assets	14,139	14,098	14,418

Total assets	$1,447,080	$1,345,540	$1,374,864

Liabilities and Stockholders’ Equity
Deposits	$1,225,112	$1,117,971	$1,139,537
Securities sold under agreement to repurchase	12,029	16,021	20,786
Accrued expenses and other liabilities	9,431	12,610	8,879

Total liabilities	1,246,572	1,146,602	1,169,202

Common stock	122,054	121,832	126,799
Unearned compensation – ESOP	—	—	(71)
Retained earnings	77,038	75,362	77,499
Accumulated other comprehensive income, net	1,416	1,744	1,435

Total stockholders’ equity	200,508	198,938	205,662

Total liabilities and stockholders’ equity	$1,447,080	$1,345,540	$1,374,864

Common stock, shares outstanding	15,148,304	15,117,980	15,476,460

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Interest income:
Interest and fees on loans	$16,719	$15,924	$17,018
Taxable interest on investment securities	373	414	652
Nontaxable interest on investment securities	335	300	256
Interest on interest earning deposits	57	62	63

Total interest income	17,484	16,700	17,989

Interest expense:
Deposits	937	968	1,277
Other borrowings	9	16	18

Total interest expense	946	984	1,295

Net interest income	16,538	15,716	16,694
Provision for loan losses on originated loans	495	280	—
Provision for loan losses on purchased loans	363	419	(109)

Net interest income after provision for loan losses	15,680	15,017	16,803

Noninterest income:
Bargain purchase gain on bank acquisition	399	—	—
Service charges and other fees	1,353	1,399	1,326
Merchant Visa income, net	172	151	170
Change in FDIC indemnification asset	(267)	(346)	(176)
Other income	625	569	588

Total noninterest income	2,282	1,773	1,908

Noninterest expense:
Compensation and employee benefits	7,589	7,311	7,198
Occupancy and equipment	1,920	1,868	1,785
Data processing	1,136	653	591
Marketing	326	310	403
Professional services	1,030	619	554
State and local taxes	279	301	310
Impairment loss on investment securities, net	2	18	36
Federal deposit insurance premium	233	219	275
Other real estate owned, net	(104)	(171)	256
Other expense	1,308	1,293	1,190

Total noninterest expense	13,719	12,421	12,598

Income before income taxes	4,243	4,369	6,113
Income tax expense	1,358	1,335	1,943

Net income	$2,885	$3,034	$4,170

Basic earnings per common share	$0.19	$0.20	$0.27
Diluted earnings per common share	$0.19	$0.20	$0.27

Average number of common shares outstanding	14,942,193	14,949,675	15,294,689
Average number of diluted common shares outstanding	14,958,189	14,965,475	15,306,966

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Performance Ratios:
Efficiency ratio	72.90%	71.02%	67.72%
Return on average assets	0.83%	0.89%	1.24%
Return on average equity	5.83%	5.99%	8.19%

Average Balances:
Loans, including purchased loans	$1,041,351	$994,618	$996,305
Taxable investment securities	109,412	116,044	121,108
Nontaxable investment securities	50,739	45,065	34,779
Interest earning deposits	85,458	93,504	96,324
Total interest earning assets	1,292,527	1,254,824	1,254,110

Total assets	1,406,634	1,361,678	1,355,808
Interest bearing deposits	917,263	876,293	897,442
Securities sold under agreement to repurchase	13,486	19,269	19,697
Total interest bearing liabilities	930,749	895,562	917,139
Noninterest bearing deposits	262,967	254,525	227,970
Total equity	200,763	201,541	204,877
Tangible common equity	186,571	187,383	190,396

Net Interest Spread:
Yield on loans, net	6.51%	6.37%	6.87%
Yield on taxable investment securities	1.38%	1.42%	2.16%
Yield on nontaxable investment securities	2.68%	2.65%	2.96%
Yield on interest earning deposits	0.27%	0.26%	0.26%
Yield on interest earning assets	5.49%	5.30%	5.77%

Cost of interest bearing deposits	0.41%	0.44%	0.57%
Cost of securities sold under agreement to repurchase	0.27%	0.33%	0.37%
Cost of interest bearing liabilities	0.41%	0.44%	0.57%

Net interest spread	5.07%	4.86%	5.20%
Net interest margin	5.19%	4.98%	5.35%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Allowance for Originated Loan Losses:
Allowance balance, beginning of period	$19,125	$20,533	$22,317
Provision for loan losses	495	280	—
Net (charge-offs) recoveries:
Commercial business	(1,527)	(1,101)	950
One-to-four family residential	—	(179)	—
Real estate construction	(83)	(360)	(691)
Consumer	(98)	(48)	(13)

Total net (charge-offs) recoveries	(1,708)	(1,688)	246

Allowance balance, end of period	$17,912	$19,125	$22,563

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Allowance for Purchased Covered Loan Losses:
Allowance balance, beginning of period	$4,352	$4,137	$3,963
Net charge-offs	—	(24)	(33)
Provision for loan losses	358	239	181

Allowance balance, end of period	$4,710	$4,352	$4,111

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Allowance for Purchased Non-Covered Loan Losses:
Allowance balance, beginning of period	$5,117	$4,937	$4,635
Net charge-offs	(197)	—	(224)
Provision for (recovery of) loan losses	5	180	(290)

Allowance balance, end of period	$4,925	$5,117	$4,121

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Other Real Estate Owned:
Balance, beginning of period	$5,666	$7,285	$4,484
Additions from foreclosures	—	1,426	4,309
Additions from acquisition	2,279	—	—
Proceeds from dispositions	(2,961)	(3,292)	(101)
Gain (loss) on sales	172	588	(12)
Valuation adjustments	107	(341)	(331)

Balance, end of period	$5,263	$5,666	$8,349

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	March 31, 2013	December 31, 2012	March 31, 2012
Financial Measures:
Book value per common share	$13.24	$13.16	$13.29
Tangible book value per common share	$12.30	$12.23	$12.36
Stockholders’ equity to total assets	13.9%	14.8%	15.0%
Tangible common equity to tangible assets	13.0%	13.9%	14.1%
Tier 1 leverage capital to average assets	13.3%	13.6%	14.1%
Tier 1 capital to risk-weighted assets	17.8%	18.7%	19.9%
Total capital to risk-weighted assets	19.1%	19.9%	21.2%
Net loans to deposits ratio	86.2%	89.4%	87.1%

	As of Period End
	March 31, 2013	December 31, 2012	March 31, 2012
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial business	$6,927	$5,492	$8,075
One-to-four family residential	586	389	1,226
Real estate construction and land development	6,085	6,420	8,706
Consumer	47	157	191

Total nonaccrual originated loans(1)(2)	13,645	12,458	18,198

Other noncovered real estate owned	4,896	5,406	7,644

Nonperforming originated assets	$18,541	$17,864	$25,842

Restructured originated performing loans(3)	$16,588	$15,039	$14,606
Accruing originated loans past due 90 days or more(4)	—	214	235
Potential problem originated loans(5)	25,059	28,270	31,274
Allowance for loan losses on originated loans to:
Total originated loans	2.02%	2.19%	2.69%
Nonperforming originated loans(6)	151.00%	170.44%	143.11%
Nonperforming originated loans to total originated loans(6)	1.34%	1.28%	1.88%
Nonperforming originated assets to total originated assets(6)	1.33%	1.39%	1.95%

(1)	$8.9 million, $8.6 million and $10.7 million of originated nonaccrual loans were considered troubled debt restructurings at March 31, 2013, December 31, 2012 and March 31, 2012, respectively.
(2)	$1.8 million, $1.2 million and $2.4 million of originated nonaccrual loans were guaranteed by government agencies at March 31, 2013, December 31, 2012 and March 31, 2012, respectively.
(3)	$1.2 million, $679,000 and $461,000 of originated restructured performing loans were guaranteed by government agencies at March 31, 2013, December 31, 2012 and March 31, 2012, respectively.
(4)	There were no accruing originated loans past due 90 days or more that were guaranteed by government agencies at March 31, 2013, December 31, 2012 and March 31, 2012.
(5)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $2.5 million, $3.2 million and $2.6 million of originated potential problem loans were guaranteed by government agencies at March 31, 2012, December 31, 2012 and March 31, 2012, respectively.
(6)	Excludes portions guaranteed by government agencies.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	March 31, 2013		December 31, 2012		March 31, 2012
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business:
Commercial and industrial	$269,174	30.4%	$277,240	31.7%	$271,976	32.4%
Owner-occupied commercial real estate	193,518	21.8%	188,494	21.6%	176,637	21.1%
Non-owner occupied commercial real estate	285,963	32.2%	265,835	30.4%	249,202	29.8%

Total commercial business	748,655	84.4%	731,569	83.7%	697,815	83.3%
One-to-four family residential	39,111	4.4%	38,848	4.4%	37,911	4.5%
Real estate construction and land development:
One-to-four family residential	23,003	2.6%	25,175	2.9%	23,483	2.8%
Five or more family residential and commercial properties	50,658	5.7%	52,075	5.9%	48,122	5.8%

Total real estate construction and land development	73,661	8.3%	77,250	8.8%	71,605	8.6%
Consumer	27,928	3.1%	28,914	3.3%	31,820	3.8%

Gross originated loans	889,355	100.2%	876,581	100.2%	839,151	100.2%
Deferred loan fees, net	(2,244)	(0.2)%	(2,096)	(0.2)%	(1,805)	(0.2)%

Total originated loans	887,111	100.0%	874,485	100.0%	837,346	100.0%

Purchased covered loans	86,085		88,330		104,609
Purchased non-covered loans	109,841		64,123		79,727

Total loans, net of net deferred loan fees	$1,083,037		$1,026,938		$1,021,682

	March 31, 2013		December 31, 2012		March 31, 2012
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest demand deposits	$273,874	22.3%	$247,048	22.1%	$234,705	20.6%
NOW accounts	303,458	24.8%	303,487	27.2%	300,314	26.3%
Money market accounts	209,857	17.1%	157,728	14.1%	173,903	15.3%
Savings accounts	137,975	11.3%	120,781	10.8%	116,211	10.2%

Total non-maturity deposits	925,164	75.5%	829,044	74.2%	825,133	72.4%
Certificates of deposit	299,948	24.5%	288,927	25.8%	314,404	27.6%

Total deposits	$1,225,112	100.0%	$1,117,971	100.0%	$1,139,537	100.0%